Exhibit (g)(3)

AMENDMENT TO THE

CUSTODIAN AGREEMENT

This AMENDMENT to the CUSTODIAN AGREEMENT (the “Amendment”) effective as of December 26, 2017 (the “Effective Date”), among Cavanal Hill Funds, a Massachusetts business trust (the “Trust”) and BOKF, NA, an Oklahoma corporation, (“Custodian”), to that certain Custodian Agreement, dated September 5, 1990, between the Trust and Custodian (as in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust, is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, pursuant to the Agreement, Custodian performs certain custodial services for Portfolios of the Trust (individually referred to as “Fund” and collectively as “Funds”);

WHEREAS, the Parties wish to enter into this Amendment to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.         Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2.         Miscellaneous. This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein. Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger
Name: James L. Huntzinger Title: President

BOKF, NA

By:	/s/ Scott B. Grauer
Name: Scott B. Grauer Title: Executive Vice President

Schedule A

to the Custodian Agreement

between

Cavanal Hill Funds and BOKF, NA

Name of Fund

Cavanal Hill U. S. Treasury Fund

Cavanal Hill Government Securities Money Market Fund

Cavanal Hill Limited Duration Fund

Cavanal Hill Moderate Duration Fund

Cavanal Hill Bond Fund

Strategic Enhanced Yield Fund

Ultra Short Tax-Free Income Fund

Cavanal Hill Intermediate Tax-Free Bond Fund

Cavanal Hill Active Core Fund

Cavanal Hill Mid Cap Core Equity Fund

Cavanal Hill Opportunistic Fund

Cavanal Hill World Energy Fund